Exhibit 11

ICGVE-US-UNIS-A02 16.June.15 Final Loan Agreement

DATED:

ALAN DENNIS SHORTALL

as Borrower

and

ICG Venture LIMITED

as Lender

**********************************

LOAN AGREEMENT

relating to

a term loan facility of approximately

US$2,593,500.00

**********************************

ICGVE-US-UNIS-A02 16.June.15 Final Loan Agreement

i

ICGVE-US-UNIS-A02 16.June.15 Final Loan Agreement

THIS AGREEMENT is made on

BETWEEN

(1)	Alan Dennis Shortall, holder of Australia Passport No. xxxxxxxx an address of xxxxxxxxxxxxxxxxxxxxxxx (the “Borrower”); and

(2)	ICG VENTURE LIMITED, a company incorporated under the laws of Hong Kong with company number 1950321 and the address of its registered office at Room 2003, 20th Floor, Fairmont House, 8 Cotton Tree Drive, Central, Hong Kong, (the “Lender”)

IT IS NOW AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement (including the Recitals and the Schedules), the following expressions shall have the following meanings. Any capitalized term in this Agreement whose meaning is not set out below shall have the same meaning ascribed to it in the Share Mortgage:

“Additional Collateral”	all of the additional security of the Borrower in the form of the Shares or cash or cash equivalent (“Additional Cash Collateral”) as acceptable by the Lender which from time to time are, or expressed to be, the subject of the Security Documents;

“Advance”	each lending under the Facility pursuant to Clause 2 or, as the context may require, the principal amount advanced to the Borrower on each such occasion;

“Auto-default Trigger” (Non Recourse Period)	Has the meaning provided in Clause 11.01;

“Business Day”	any day (other than a Saturday, a Sunday or a public holiday) on which banks in Hong Kong are open for business;

“Charge”

(a)    any mortgage, charge, lien pledge, encumbrance, hypothecation or other security interest or security arrangement of any kind;

(b)    any arrangement whereby any rights are subordinated to any rights of any third party;

(c)    any contractual right of set-off; and

(d)    the interest of a vendor or lessor under any conditional sale agreement, lease, hire purchase

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agreement or other title retention arrangement other than an interest in a lease or hire purchase agreement which arose in the ordinary course of business;

“Change of Collateral”	an event in which substantially all of the stock or securities of the Issuer is acquired in a cash, stock or stock and cash transaction.

“Collateral Receipt Date”	the trading day on which the Collateral Shares are delivered to the Lender or a brokerage account designated by the Lender or the Custodian;

“Collateral Shares” Issuer	1,500,000 free-trading shares of common stock of the beneficially owned by the Borrower, and which from time to time are, or are expressed to be, the subject of the Share Mortgage;

“Corporate Action”	any event that affects the rights attaching to the Issuer’s issued Shares including but not limited to distribution of cash or stock dividend, rights issue, tender offer, share subdivision/consolidation, takeover and privatization;

“Custodian”	the custodian(s) to be appointed by the Lender upon the Loan Closing Date, which the Lender shall be notify the Borrower of in writing;

“day”	calendar day;

“Default Interest”	interest to be charged (both before and after judgment) on amounts due under the Facility but unpaid at a rate specified in Clause 6.07 from the date such payment is due up to the date of actual payment;

“Dividends”

(i)     all dividends, interests and other sums which are or may become payable by the Borrower to any person in its capacity as shareholder of the Issuer and includes:

(ii)    the right to receive any and all such sums and all claims in respect of any default in paying such sums; and

(iii)  all forms of remittance of such sums and any bank or other account to which such sums may be paid or credited;

“Drawdown Date”	the date when the Advance is released to the Borrower provided that it must be on or before the expiry of the Loan Term;

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“Event of Default”	any of the events or circumstances described in Clause 11 or in any Security Document; and “prospective Event of Default” means any event or circumstance which with the giving of notice and/or the passage of time and/or the making of any relevant determination and/or the forming of any necessary opinion would be an Event of Default;

“Facility”

the loan facility in the principal amount of not exceeding US Dollars 2,593,000.00 made or to be made available to the Borrower subject to the terms of this Agreement, and where the context permits, includes any part of it;

“Finance Documents”	this Agreement, the Security Documents and such other documents as may be executed by the Borrower or any other person as security for the Borrower’s obligations under the Finance Documents and all documents ancillary to or derived from any of them and, where the context permits, includes any one of them;

“US$” or “US Dollars”	US Dollars, the lawful currency for the time being of United States;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“Indebtedness”	the Loan and interest thereon and all other moneys, from time to time, due or become due to the Lender and still outstanding under the Agreement;

“Interest”	any interest payable by the Borrower to the Lender in accordance with Clause 6;

“Interest Payment Date”	the last day of each Interest Period. If, however, any such day is not a Business Day, the Interest Payment Date will instead be the next Business Day in that calendar month or the preceding Business Day if there is no next Business Day in the same calendar month;

“Interest Period”	in relation to any Advance or the Loan, means each period determined under this Agreement by reference to which interest on the Loan or an overdue amount is calculated in accordance with Clause 6;

“Issuer”	Unilife Corporation, a Delaware Corporation (UNIS:US);

“Loan”	the aggregate principal amount drawn and for the time being outstanding under the Facility to be provided to the Borrower by the Lender, pursuant to Clause 2 herein;

“Loan Closing”	has the meaning set forth in Clause 3.01;

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“Loan Closing Date”	the date of the Loan Closing as set out in the Loan Facility Letter;

“Loan Closing Price”

USD2.47 or the price per Share of the Collateral Shares as the Lender may determine on the date of Loan Closing based on Bloomberg’s three (3) days volume weighted average closing price of the Shares forming the Collateral Shares and the Additional Collateral (if any) with the Collateral Receipt Date as day one (1) of the three (3) day period. If the Collateral Shares and the Additional Collateral (if any) receipt by the Lender after market close, it will be count the next trading day being the 1st day of the calculation, which shall be stated in the Loan Facility Letter;

“Loan Facility Letter”	the loan facility letter to be issued by the Lender in accordance with Clause 5 in substantially the same form as set out in Schedule 2;

“Loan Term”	the period commencing from the date of Loan Closing and ending on the later of (i) thirty-six (36) months therefrom and (ii) the date on which the Indebtedness has been fully paid;

“Loan To Value”	the ratio of the Loan to the Value of the Collateral is seventy percent (70%);

“Loan Value”	the Loan Value set out in the Loan Facility Letter which shall be 70% of the Loan Closing Price;

“Material Adverse Change”	As to per any person, a material adverse change in the business, prospects, operations, results of operations, assets, liabilities, or condition (financial or otherwise) of such person taken as a whole;

“Maturity Date”	the date which is thirty-six (36) months from the date of Loan Closing subject to extension as provided in Clause 8.02;

“Minimum Collateral Value”	during the continuance of the Loan Term, the market value of the Collateral Shares (and the Additional Collateral, if any) (determined by reference to the closing price of the Shares on the Stock Exchange), at the level in excess of one hundred and eighteen per cent (118%) of the Loan Value;

“Notice of Drawing”	a notice requesting an Advance in the form set out in Schedule 1;

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“Origination Fee”	the set up fee payable by the Borrower to the Lender or its nominee pursuant to Clause 8.01;

“Perfection Requirements”

the making of the appropriate registrations, filings or notifications (and the corresponding acknowledgements) of, or the payment of any stamp, duty (including mortgage duty), registration or similar taxes or payments on, or in respect of, the Security Documents as specifically contemplated in any Security Document or in any related legal opinion;

“Pricing Period”	a period of three (3) days commencing with the Collateral Receipt Date as day one (1) of the three (3) days period provided that, if the Collateral Shares and the Additional Collateral (if any) are received by the Lender after market close, the next trading day will be the 1st day of the calculation;

“Security Documents”	the Share Mortgage and any other document executed from time to time by whatever person as a further guarantee of or security for all or any part of the Borrower’s obligations under this Agreement;

“Shares”	free trading common stock of the Issuer;

“Share Mortgage”	the deed of share mortgage agreement in respect of the mortgage of the Collateral Shares and the Additional Collateral (as the case may be) by the Borrower to the Lender;

“Stock Exchange” “Subsidiary” and “Holding Company”	The Stock Exchange of NASDAQ Global Select Market; have the respective meanings ascribed to the terms “subsidiary” and “holding company” in section 2 of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

“trading day”	a day on which the Shares are traded on the Stock Exchange; and

“VWAP”	the volume weighted average price.

1.2	In this Agreement words connoting any gender include all genders; words connoting the singular include the plural and words connoting the plural include the singular; and references to persons include bodies corporate or unincorporated.

1.3	For the purposes of this Agreement any references to a Recital, Clause, sub-Clause or Schedule is a reference to a Recital, Clause, sub-Clause or Schedule of this Agreement, and the Recitals and Schedules form part of and are deemed to be incorporated in this Agreement.

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1.4	In this Agreement, unless the context requires otherwise, any reference to:

an “authorization” includes any approvals, consents, licenses, permits, franchises, permissions, registrations, resolutions, directions, declarations and exemptions;

an Event of Default which is “continuing” means an Event of Default which has not been remedied or waived; and

“including” or “includes” means including or includes without limitation.

1.5	The expressions “Borrower” and “Lender” shall, where the context permits, include their respective successors and permitted assigns and any persons deriving title under them.

1.6	The headings used in this Agreement and the Schedules are inserted for convenience only and shall be ignored in construing this Agreement.

1.7	References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions of which they are re-enactments (whether with or without modification) and shall also include regulations or orders from time to time made pursuant to them.

1.8	A document expressed to be “in the approved terms” means a document the terms of which have been approved by or on behalf of the parties hereto and a copy of which has been signed for the purposes of identification by or on behalf of the parties hereto

1.9	In this Agreement, any determination as to whether any event, situation or circumstance is “material” shall be made by the Lender, whose determination (if made reasonably and in good faith) shall be conclusive and binding on the Borrower.

2.	FACILITY

2.1	The Lender, relying on the representations, warranties and undertakings of the Borrower, agrees to make the Facility to the Borrower on the terms set out in this Agreement during the Loan Term, which may be released in one or more Advances at such time and of such amounts each Advance as to be mutually agreed by the parties. The commitment to provide the Facility to the Borrower by the Lender will be automatically cancelled at 5:00 p.m. Hong Kong Time on the last day of the Loan Term.

2.2	Subject to the provisions of this Agreement, the aggregate principal amount of the Facility available to the Borrower is US$2,593,500.00 or shall be determined with reference to the market price of the Collateral Shares as at the Loan Closing Date (based on the closing price of the Shares on the Exchange) and the applicable Loan To Value with respect to such Collateral. Such principal amount of the Facility shall be set out in the Loan Facility Letter.

2.3	The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

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3.	CONDITIONS PRECEDENT

3.1	Loan Closing shall take place upon the fulfillment of all of the initial conditions precedent and the conditions precedent to the making of Advance in this Clause 3 (or waiver of any of the same as the case may be).

3.2	Initial conditions precedent

The Borrower may not deliver any Notice of Drawing unless the Lender shall have received all of the following documents and evidence:

Loan Agreement

(a)	This Agreement duly executed by the Borrower;

Security Documents

(b)	the Share Mortgage and all other documents in connection therein duly executed by the Borrower, including but not limited to (i) the share certificates representing the Collateral Shares, (ii) the share certificates representing the Additional Collateral (if applicable) and (iii) executed stock transfer forms or equivalent means of transferring the Shares in relation to all Shares over which the Collateral Shares and the Additional Collateral (if applicable) pursuant to any Security Document;

Miscellaneous

(e)	evidence that all authorizations have been obtained and all necessary filings, registrations and other formalities have been or will be completed in order to ensure that this Agreement and the Security Document are valid and enforceable;

(f)	legal opinions covering such matters of Hong Kong and other laws relevant to this transaction as the Lender may reasonably request; and

(g)	such other documents relating to any of the matters contemplated herein as the Lender may reasonably request

3.3	Conditions precedent to the making of Advance

The Lender shall only be obliged to make the Advance to the Borrower in accordance with Clause 5 if on the date of the Notice of Drawing and on the proposed Drawdown Date which shall be specified in the Notice of Drawing:

(a)	the requirements of Clause 3.02 shall have been fulfilled by the Borrower;

(b)	the Shares not having been suspended from trading on the Stock Exchange;

(c)	no Event of Default or Corporate Action or prospective Event of Default, or Corporate Action having occurred or upon the making of the Loan will have occurred since the date of the previous Advance or, if no previous Advance has been made, since the date of this Agreement;

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(d)	all representations and warranties set out in Clause 12 made by the Borrower being true and correct in all material respects;

(e)	there being no Material Adverse Change on the Borrower and the Issuer;

(f)	the Lender shall have received not later than 5p.m. (Hong Kong time) on the three (3) Business Days before the date on which the Advance is to be made a duly completed and signed original Notice of Drawing; and

(g)	not later than 12p.m. (Hong Kong time) on the date on which the Advance is to be made, the Lender shall have received such additional information, legal opinions and documents relating to the Borrower or this Agreement or any Security Document as the Lender may reasonably require as a result of circumstances arising or becoming known to the Lender since the date of the previous Advance or, if no previous Advance has been made, the date of this Agreement.

3.4	Form of Documents and Evidence

All the documents and evidence referred to in Clauses 3.02 and 3.03 shall be in form and substance satisfactory to the Lender. Copies required to be certified shall be certified in a manner satisfactory to the Lender by a director or responsible officer of the Borrower or other party concerned.

4.	NOTICE OF DRAWING

4.1	Availability of Advances

Subject to Clause 3 having been fully satisfied or waived (if applicable) by the Borrower and the other terms and conditions of this Agreement, the Borrower may request the making of an Advance by delivering to the Lender a duly completed Notice of Drawing not later than three (3) Business Days before the proposed Drawdown Date during the Loan Term and agreed by the Lender, provided that:

(a)	the aggregate principal amount of all Advances shall not exceed the aggregate principal amount of the Facility available for drawing under this Agreement.

4.2	For the avoidance of doubt, the Lender shall have the absolute discretion to make an Advance even if the conditions specified in Clause 3 shall not have been fully satisfied before the time of such Advance but the exercise of such discretion by the Lender shall not in any way be construed as a waiver by the Lender of any of such conditions not so satisfied and shall not operate to prejudice or impair any right, power or remedy of the Lender hereunder or otherwise. The Borrower undertakes with the Lender to deliver to the Lender such documents or information and do such acts or deeds as are necessary to fulfill such conditions as are outstanding after an Advance as soon as possible thereafter and agrees to indemnify the Lender against all losses, damages, costs, charges and expenses incurred or suffered by the Lender arising from or in connection with a breach by the Borrower of its obligations and undertaking hereunder. In the event of a default of the performance of any such obligations by the Borrower, without prejudice to any legal remedies to the Lender, the Lender may:

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(a)	defer Drawdown to a day not more than three (3) Business Days after the proposed Drawdown Date (and so that the provisions of Clause 3 shall apply to the Drawdown Date so deferred);

(b)	proceed to Drawdown so far as practicable but without prejudice to its rights hereunder; or

(c)	rescind this Agreement without liability on its part.

4.3 Notice of Drawing Irrevocable

A Notice of Drawing once given shall be irrevocable and the Borrower shall be bound to draw an Advance in accordance therewith, except as otherwise provided in this Agreement. If for any reason an Advance is not drawn in accordance with a Notice of Drawing, the Borrower shall on demand pay to the Lender such amount (if any) as the Lender may certify to be necessary to compensate it for any loss or expense reasonably incurred in liquidating or redeploying funds arranged for the purpose of the proposed Advance or otherwise as a consequence of the proposed Advance not having been made in accordance with the Notice of Drawing. Only one (1) Advance may be requested in each Notice of Drawing.

4.4	Cancellation

Any part of the Facility undrawn at the end of the Loan Term shall be cancelled.

5.	MAKING OF THE ADVANCE

5.1	Based upon the information being specified in the Notice of Drawing, the Lender may but is not obliged to issue the Loan Facility Letter to the Borrower, which shall set out:

(a)	collateral portfolio including the name of the Issuer, its stock symbol, quantity of the Collateral Shares, the Loan Closing Price;

(b)	breakdown of calculation of VWAP;

(c)	the Loan details including the aggregate principal amount of the Facility, the amount of the Advance, the Loan Closing Date, Maturity Date, currency and the Loan To Value;

(d)	the Minimum Collateral Value; and

(e)	the First Top-Up Trigger;

(f)	the Subsequent Top-Up Trigger;

(g)	the Immediate Top-Up Trigger;

(h)	Top-Up level; and

(i)	Auto-default Trigger;

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5.2	Upon confirmation by the Borrower of the terms of the Loan Facility Letter, the Lender shall make the Advance on the proposed Drawdown Date and in accordance with the other details in the Notice of Drawing. The Lender agreed to make the Advance to the Borrower for ninety percent (90%) of the Loan amount on the first day of Collateral receiptdate.

SUSPENSION & CORPORATE ACTION

5.3	In the event the Shares are being suspended from trading on the Stock Exchange for any period of time during the five (5) trading days period commencing two (2) days prior to Loan Closing, the Loan Closing Price which shall be stated in the Loan Facility Letter shall be determined at the reasonable discretion of the Lender and the Lender shall notify the Borrower accordingly.

5.4	If a Corporate Action shall have occurred on any of the two (2) trading days immediately after Loan Closing, the Lender may at its absolute discretion by notice to the Borrower reduce the amount of the Facility to be advanced provided that the Facility has not been fully drawn down by the Borrower at such time.

6.	INTEREST

6.1	The Borrower shall pay to the Lender interest in accordance with the following provisions of this Clause.

6.2	The rate of interest on the Advance shall be a fixed simple interest of four and one half percent (4.5%) per annum.

6.3	Interest Period shall be three (3) months. Each Interest Period for a Loan shall start on the Loan Closing Date for that Loan.

6.4	Accrued Interest shall be payable on each Interest Payment Date.

6.5	The provisions of Clause 6.03 and Clause 6.04 shall be applicable to each and every Advance made by the Lender to the Borrower.

6.6	For the avoidance of doubt, in the event the total interest generated from the Loan exceeds the legal limit, the exceeding portion shall be waived by the Lender such that this Agreement shall not become illegal, invalid or otherwise unenforceable.

6.7	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Indebtedness from the due date up to the date of actual payment (both before and after judgment) at the Default Interest rate which, subject to Clause 7.08 below, is the sum of (i) one (1) per cent and (ii) the rate which would have been payable if the Indebtedness had, during the period of non-payment, constituted a Loan in the currency of the Indebtedness for successive Interest Periods. Any Default Interest accruing under this Clause 6.07 shall be immediately payable by the Borrower on demand by the Lender.

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6.8	Default Interest (if unpaid) arising on an Indebtedness will be compounded with the Indebtedness at the end of each Interest Period applicable to that Indebtedness but will remain immediately due and payable.

7.	REPAYMENT AND PREPAYMENT

7.1	The Borrower shall repay the Loan principal in full together with Interest accrued thereon pursuant to Clause 7 on the Maturity Date. The Lender shall give the Borrower written notice ninety (90) days prior to the Maturity Date. At that point the Borrower must respond to the Lender per the written notice on their intentions to repay the Loan in full on the Maturity Date. Such notice of repayment is irrevocable and the Borrower may not borrow any part of the Facility which is repaid.

7.2	The calculation of the Origination Fee will be based on the original amount of the Facility which shall not be affected by any early prepayment arrangement.

8.	FEES AND EXPENSES

8.1	The Borrower shall pay to the Lender or its nominee, irrespective of whether any Notice of Drawing has been given, an Origination Fee upon the execution of this Agreement being four and one half percent (4.5%) of the Facility.

8.2	Reserved.

8.3	In the case of an Event of Default, the Borrower shall from time to time forthwith on demand pay to or reimburse the Lender for all costs, charges and expenses (including legal and other fees on a full indemnity basis and all other out-of-pocket expenses) reasonably incurred by it in exercising any of its rights or powers under this Agreement or any Security Document or in suing for or seeking to recover any sums due under this Agreement or any Security Document or otherwise preserving or enforcing its rights under this Agreement or any Security Document in respect of this Agreement or any Security Document or in releasing or re-assigning any Security Document.

8.4	The Borrower shall pay all present and future stamp and other like duties and taxes and all notarial, registration, recording and other like fees which may be payable in respect of this Agreement or any Security Document and shall indemnify the Lender against all liabilities, costs and expenses which may result from any default in paying such duties, taxes or fees.

9.	PAYMENTS AND EVIDENCE OF DEBT

9.1	On each date on which an amount is due from the Borrower hereunder, the Borrower shall before 5:00p.m. (Hong Kong Time) on the due date remit the amount in immediately available funds to the Lender in US Dollars by electronic bank transfer to the Lender’s designated bank accounts, the details of which are set out below:

Account Name:	ICG Venture Limited

Bank:	Hang Seng Bank Limited

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Address:	xxxxxxxxxxxxxxxxxxxx
xxxx

Swift Code:	xxxxxxxx

Bank Account No.:	xxxxxxxxxxxx

The Lender reserves all rights to unilaterally vary the manner to which payments are to be made, and in the event of such variance the Lender will notify the Borrower of the same in writing.

9.2	All payments to be made by the Borrower hereunder shall be made in full, without any set-off or counterclaim whatsoever and free and clear of any deduction or withholding. If at any time any law, enactment, regulation or regulatory requirement or any governmental authority, monetary authority or central bank requires the Borrower to make any deduction or withholding in respect of any present or future taxes, levies, imposts, duties, charges or fees of whatever nature, from any payment due hereunder, the sum due from the Borrower shall be increased to the extent necessary to ensure that after the making of such deduction or withholding, the Lender receives a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall account to the appropriate authorities for the amounts so deducted or withheld.

9.3	Whenever any payment would otherwise be due or any Interest Period would otherwise end, on a day which is not a Business Day, the next following Business Day shall be substituted for such day unless such next following Business Day falls in the next calendar month in which case the immediately preceding Business Day shall be substituted therefor.

9.4	If any Interest Period would otherwise commence or any payment would otherwise be due on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the relevant calendar month, the last Business Day of such relevant calendar month shall, subject to Clause 9.03, be substituted therefor.

9.5	The Lender shall maintain on its books in accordance with its usual practice a set of accounts recording the amounts from time to time owing by the Borrower hereunder. In any legal proceeding for the purposes of this Agreement, the entries made in such accounts shall, in the absence of manifest error, be conclusive and binding on the Borrower as to the existence and amounts of the obligations of the Borrower recorded therein.

9.6	A certificate of determination by the Lender as to the amount of any sum or rate payable by the Borrower hereunder or any other matter shall (save for manifest error) be conclusive and binding on the Borrower.

10.	ACCELERATION OF MATURITY DUE TO CHANGE IN COLLATERAL

(a)	In the event that a Change of Collateral, as defined herein, does occur, and the stock or securities of the company which issued the Collateral Shares and Additional Collateral, if any, is acquired in a cash or stock and cash transaction then the Maturity Date for this Loan is automatically accelerated so that the Indebtedness become payable 120 days after the actual acquisition and closing date of the Change in Collateral event. Under those circumstances the Borrower and the Lender agree to and shall proceed as follows:

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1) In the event that a Change of Collateral does occur, the Collateral Shares and Additional Collateral, if any, will be valued by utilizing the final takeover price or acquisition price at the time of the Change in Collateral closing date multiplied by the total number of shares received as Collateral Shares and Additional Collateral, if any. This sum of the number of shares of Collateral Shares and Additional Collateral, if any, multiplied by the per share acquisition price, be it cash or cash plus stock valued as of the closing date, shall represent the sole and only purchase price value of the Collateral Shares and Additional Collateral, if any, resulting from the Change in Collateral.

2) The Borrower remains obligated herein to repay the Loan plus any accrued or unpaid interest on the Loan to the date that the Indebtedness become payable but said amounts will be subtracted by the Lender from the value of the Collateral Shares and Additional Collateral, if any, as calculated in Section 10.(a)(1) above.

3) If the value of the Collateral Shares and Additional Collateral, if any, as calculated in Section 10.(a)(1) above, is an amount which is greater than the payment Indebtedness owed by the Borrower, as set forth in paragraphs (2) above, then any net excess price proceeds will be paid by the Lender to the Borrower within five (5) Business Days. If the value of the Collateral Shares and Additional Collateral, if any, is an amount which is less than the payments owed by the Borrower as set forth in paragraphs (2) above, then any net excess proceeds remain the property of the Lender and no payments are due from the Lender to the Borrower. In each event the Loan Agreement and Share Mortgage are terminated.

(b)	In the event that a Change of Collateral occurs which results from the stock or securities of the company which issued the Pledged Collateral being acquired in an all-stock transaction where substantially all of the stock or securities of the company which issued the Collateral Shares and Additional Collateral, if any, is acquired in a stock transaction and the stock or security representing the Pledged Collateral ceases to be traded on a national or international securities exchange or the OTC Bulletin Board Services, the National Quotation Bureau, Incorporated or a comparable service, then that new security, stock or share instrument is substiuited for and becomes the Collateral Shares and Additional Collateral, if any, and there is no acceleration of the maturity date for the Loan Agreement and Share Mortgage. The Loan and share mortgage remain intact because there has been a substituted of Collateral Shares and Additional Collateral, if any,. At maturity the Borrower remains obligated under the terms of the Loan Agreement and Share Mortgage and the Lender will be obligated to redeliver the Collateral Shares and Additional Collateral, if any, recognizing that the new security, stock or share instrument is substituted for and becomes the Collateral Shares and Additional Collateral, if any. The number of shares to be redelivered shall be determined

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by multiplying the number of shares of the original Collateral Shares and Additional Collateral, if any, by the number of shares of the acquiring stock tendered for each share of the Collateral Shares and Additional Collateral, if any, which would reflect the final buyout ratio of acquiring stock to the acquired stock.

11.	EVENT OF DEFAULT

11.1 During the Loan term, each of the following events and circumstances shall be an Event of Default:

(a)	the market price of the Shares forming the Collateral Shares, the Additional Collateral (if applicable) and the Additional Cash Collateral (determined by reference to the closing price of the Shares on the Stock Exchange) is equal to or less than eighty-four per cent (84%) of the Minimum Collateral Value for three (3) consecutive trading days (the “Auto Default Trigger”);

(b)	the Borrower fails to maintain the value of the Collateral Shares, the Additional Collateral (if applicable) and the Additional Cash Collateral at above the Top-Up Level as required;

(c)	the Borrower fails to pay Interest as and when due or according to Clause 6 or Clause 9;

(d)	the Borrower fails to repay the Loan in full on the Maturity Date or as and when due under Clause 7 or Clause 9;

(e)	trading of the Shares has been suspended on the Stock Exchange for a period of five (5) consecutive trading days or more;

(f)	the Borrower commits any fraud in relation to the Issuer or any transactions contemplated hereunder;

(g)	the Borrower is in material breach of this Agreement;

(h)	any of the representations and warranties by the Borrower herein or otherwise in writing in connection herewith is found to be untrue, misleading or incorrect or has not been materially carried out in any material respect;

(i)	except in the case of a Change of Collateral, the Issuer has been delisted from the Stock Exchange or privatized or trading of the Collateral Shares and/or the Additional Collateral (if applicable) has been suspended on the Stock Exchange for a period of five (5) consecutive trading days or more;

(j)	the Borrower fails to pay any sum payable by it under this Agreement when due, or where any sum is expressed to be payable on demand, forthwith upon any such demand for the payment thereof being made;

(k)	the Borrower materially fails duly and punctually to perform or comply with any of its respective obligations or undertakings hereunder or under any Security Document to which it is a party and, in respect only of a failure which in the opinion of the Lender is capable of remedy and which is not a failure to pay money, does not remedy such failure to the Lender’s satisfaction within seven (7) days (or such longer period as the Lender may approve) after receipt of written notice from the Lender requiring it to do so;

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(l)	any representation or warranty or undertaking made or deemed to be made or repeated by the Borrower in or pursuant to this Agreement is or proves to be or to have been untrue, inaccurate or misleading in any material respect;

(m)	reserved;

(n)	a petition is presented or a proceeding is commenced (and which is not discharged within thirty (30) Business Days) or an order is made by a competent court or other appropriate authority against the Borrower or any resolution shall be passed for bankruptcy or liquidation, of all or a substantial part of the assets of the Borrower, the terms of which have not previously been approved by the Lender;

(p)	an encumbrance takes possession or a receiver or similar officer is appointed of the whole or any part of the assets, rights or revenues of the Borrower or a distress, execution, sequestration or other process is levied or enforced upon or sued out against any of the properties or assets, rights or revenues of the Borrower and shall not be discharged or stayed or in good faith contested by action within thirty (30) days thereafter;

(o)	the Borrower stops or suspends payment to creditors generally or is unable to or admits inability to pay its debts as they fall due or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or proceedings are commenced in relation to the Borrower under any law, enactment, regulation or procedure relating to reconstruction or readjustment of debts;

(p)	it becomes impossible or unlawful for the Borrower to fulfill any of its undertakings or obligations contained herein or for the Lender to exercise any of its rights, powers or remedies hereunder or thereunder;

(q)	this Agreement or any Security Document or any provision hereof or thereof ceases for any reason to be in full force and effect or is terminated or jeopardized or becomes invalid or unenforceable or if there is any dispute regarding the validity or enforceability of the same or if there is any purported termination or repudiation of the same or it becomes impossible or unlawful for the Borrower or any other party thereto to perform any of its respective obligations hereunder or thereunder or for the Lender to exercise all or any of its rights, powers and remedies hereunder or thereunder;

11.2	For avoidance of doubt, upon the occurrence of any of the Event of Default in this Clause 11, the Lender shall be entitled to, without further notice to the Borrower, immediately terminate this Agreement and to transfer to its own name or otherwise forfeit all or any part of the Collateral Shares and the Additional Collateral (if applicable) pursuant to the terms of the Share Mortgage, and the said forfeiture is in addition to and shall not prejudice the Lender’s rights to any other remedies.

(a)

During the Loan Term but subject to subparagraph (b) below, upon the occurrence of any of the Event of Default in this Clause 11, as soon as the Lender exercises its rights to forfeit the Collateral Shares and the Additional Collateral (if applicable) pursuant to the terms of the Share Mortgage, the

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Borrower shall not be entitled to indemnify the Lender by means of the repayment of the Loan and Interest or otherwise seek restitution of the Collateral Shares, and the Additional Collateral, and the Lender shall have no recourse against the Borrower apart from the Collateral Shares, and the Additional Collateral.

12.	REPRESENTATIONS AND WARRANTIES

12.1 The Borrower hereby represents and warrants to the Lender that:

(a)	the Borrower has power and authority and the legal capacity to enter into and engage in the transactions contemplated by this Agreement and the Security Document to which it is a party;

(b)	this Agreement constitutes and the Security Document to which the Borrower is a party when executed and delivered will constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms;

(c)	all authorizations required from any governmental or other authority or from creditors of the Borrower for or in connection with the execution, validity and performance of this Agreement and the Security Document to which it is a party have been obtained and are in full force and effect or, by the date on which the first Notice of Drawing is given, will have been obtained and be in full force and effect and there has been no default under the conditions of any of the same;

(d)	the Borrower is not in default in the payment of any principal of or interest on any indebtedness for borrowed money, or is not in breach of or in default under any other provision of any indenture, deed of trust, agreement or other instrument to which it is a party or issued and is outstanding and no event, condition or act which with the fulfillment of any condition would constitute an event of default under any such indenture, deed of trust, agreement or other instrument has occurred or is continuing which has not been properly waived or remedied thereunder;

(e)	the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower (except as otherwise explicitly set forth herein) and shall rank at least pari passu with all its other present and future unsecured and unsubordinated indebtedness and other obligations (including contingent obligations) with the exception of obligations mandatorily preferred by law and not by contract;

(f)	the execution and delivery of, and the performance of the Borrower’s obligations under, and in compliance with the provisions of, this Agreement will not contravene, conflict with or constitute a breach of, in any material manner, any agreements or arrangements or any restriction, undertaking, law or order applicable to or binding on the Borrower or result in the creation of or oblige the Borrower to create any lien, charge, encumbrance or other security interest on any of its assets;

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(g)	no Charge exists over all or any part of the property or assets or revenues of the Borrower except as created by the Security Document or liens arising by operation of law in the ordinary course of business or as previously disclosed in writing to and agreed by the Lender;

(h)	the Borrower is not in breach of or in default under any law or order applicable to it or under any agreement or other instrument (whether in relation to Indebtedness for borrowed moneys or otherwise) to which it is a party or by which it or any of its assets may be bound or affected or to which any other person is a party for whom the Borrower is responsible by reason of any guarantee, indemnity or law;

(i)	no litigation, arbitration or similar proceeding is presently taking place, pending or to the Borrower’s knowledge (having made all reasonable enquiries) threatened against it or any of its properties or assets which could have a material adverse change in the business, assets or condition of the Borrower; and

(j)	the Borrower is generally subject to civil and commercial law and to legal proceedings and neither the Borrower nor any of its assets or revenues is entitled to any immunity or privilege (sovereign or otherwise) from any set-off, judgment, execution, attachment or other legal process.

12.2	The Borrower also represents and warrants to and undertakes with the Lender that the representations and warranties set out in Clause 12.01 shall be deemed to be repeated by the Borrower on each (a) Advance Drawdown Date; and (b) Interest Payment Date and the repayment date of the Loan as if made with reference to the facts and circumstances existing at each such date.

12.3	The Borrower acknowledges that the Lender has entered into this Agreement in reliance upon the representations and warranties contained in this Clause.

13.	UNDERTAKINGS

13.1	The Borrower hereby covenants and undertakes with the Lender that throughout the continuance of this Agreement and so long as any Indebtedness remains outstanding, the Borrower will:

(a)	upon becoming aware thereof, forthwith notify the Lender of any material litigation, arbitration or other proceeding which is brought against the Borrower or which, to its knowledge, is threatened against it;

(b)	promptly inform the Lender of any occurrence of which it becomes aware which constitutes or with the fulfillment of any condition would constitute an Event of Default or a prospective Event of Default, or any other occurrence of which the Borrower becomes aware which might materially and adversely affect its ability to perform its obligations under this Agreement;

(c)	use all reasonable endeavors to obtain or cause to be obtained every authority, consent and approval and do, or cause to be done, all other acts and things which may, from time to time, be necessary or desirable for the continued due performance by the Borrower of all its obligations under this Agreement;

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(d)	at all times comply with all material requirements (whether legal or otherwise) relating to the Borrower or the business of the Borrower;

(e)	promptly inform the Lender of:

(i)	the occurrence of any Event of Default or prospective Event of Default or Corporate Action;

(ii)	any litigation, arbitration or administrative proceeding as referred to in Clause 12.01(j);

(f)	maintain its corporate existence and conduct its business in a proper and efficient manner and in compliance with all laws, regulations, authorizations, agreements and obligations applicable to it and pay all taxes imposed on it when due;

(g)	procure that no amendment or supplement is made to the memorandum or articles of association of the Borrower without the prior written consent of the Lender;

(h)	maintain in full force and effect all such authorizations as are referred to in Clause 12.01(d), and take immediate steps to obtain and thereafter maintain in full force and effect any other authorizations which may become necessary or advisable for the purposes stated therein and comply with all conditions attached to all authorizations obtained;

(i)	insure that its obligations under this Agreement at all times rank at least pari passu with all other unsecured and unsubordinated obligations of the Borrower;

(j)	use the Facility exclusively for the purposes specified in Clause 2.03;

(k)	punctually pay all sums due from it to the Lender and otherwise comply with its obligations under this Agreement and all the Security Documents to which it is a party;

(l)	subject to clause 8.02 of the Share Mortgage, ensure that the Lender or its nominee or the Custodian shall have complete discretion to retain the Dividends that may arise throughout the Loan Term, the amount of which shall not in any event be treated as offsetting any of the Indebtedness which remains outstanding.

13.2 Negative Undertakings

The Borrower undertakes and agrees with the Lender throughout the continuance of this Agreement and so long as any sum remains owing hereunder that the Borrower will not, unless the Lender otherwise agrees in writing:

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(a)	create or attempt or agree to create or permit to arise or exist any Charge over all or any part of the Collateral Shares and the Additional Collateral (if applicable), except (i) any Charge created under the Security Documents or (ii) any possessory lien arising by operation of law in the ordinary course of its business and not in connection with the borrowing or raising of money or credit;

14.	INDEMNITIES

14.1	The Borrower shall indemnify the Lender, without prejudice to any of its other rights under this Agreement against any losses, costs, charges or expenses which the Lender sustains or incurs as a consequence of (i) any default in payment of any amount payable under this Agreement when due, (ii) the occurrence of any Event of Default, (iii) any prepayment of the Loan or any part thereof being made otherwise than in accordance with the terms hereof including but without limitation to any loss, cost, charge or expense sustained or incurred in liquidation or otherwise employing deposits from third parties acquired or arranged to fund or maintain the Loan or any part(s) thereof; or (iv) any breach by the Borrower of the representations and warranties made hereunder.

14.2	In respect of Clause 14.01 (i)–(iii), the certificate of the Lender setting out the computation of, and basis for, any such losses, costs, charges and expenses shall, in the absence of manifest error, be conclusive and binding on the Borrower.

14.3	United States Dollars shall be the currency of account and of payment in respect of sums payable under this Agreement. If an amount is received in another currency, pursuant to a judgment or order or in the liquidation of the Borrower or otherwise, the Borrower’s obligations under this Agreement shall be discharged only to the extent that the Lender may purchase United States Dollars with such other currency in accordance with normal banking procedures upon receipt of such amount. If the amount in United States Dollars which may be purchased, after deducting any costs of exchange and any other related costs, is less than the relevant sum payable under this Agreement, the Borrower shall indemnify the Lender against the shortfall. This indemnity shall be an obligation of the Borrower independent of and in addition to its other obligations under this Agreement and shall take effect notwithstanding any time or other concession granted to the Borrower or any judgment or order being obtained or the filing of any claim in the liquidation, dissolution or bankruptcy (or analogous process) of the Borrower.

14.4	If an Event of Default has occurred the Lender shall have the right, without notice to the Borrower or any other person, to set off and apply any credit balance on any account (whether subject to notice or not and whether matured or not and in whatever currency) of the Borrower with the Lender and any other indebtedness owing by the Lender to the Borrower, against the liabilities of the Borrower under this Agreement, and the Lender is authorized to purchase with the monies standing to the credit of any such account such other currencies as may be necessary for this purpose. This Clause shall not affect any general or banker’s lien, right of set-off or other right to which the Lender may be entitled.

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15.	AMENDMENT

Any amendment, supplement, modify or waiver of any provision of this Agreement and any waiver of any default under this Agreement shall only be effective if made in writing and signed by or on behalf of the party against whom the amendment or waiver is asserted.

16.	COSTS AND EXPENSES

Each party shall bear its own costs and expenses in respect of this Agreement and any agreements and documents ancillary to it.

17.	ASSIGNMENTS

17.1	Neither party will be entitled to assign or transfer all or any of his/her/its rights, benefits, obligations and liabilities hereunder without the express written consent of the other party.

17.2	The Lender may at any time grant one or more participations in its rights and/or obligations under this Agreement and the Security Documents but the Borrower shall not be concerned in any way with any participation so granted.

17.3	Disclosure

The Lender may disclose to (i) any assignee lender or participant or potential assignee lender or participant, (ii) any Holding Company of the Lender or (iii) any Subsidiary of the Lender or of its Holding Company on a confidential basis such information about the Borrower as the Lender shall consider appropriate. The Lender and any person to which disclosure has been made pursuant to this Clause may also make such disclosures as may be required by any applicable law or regulation of Hong Kong or elsewhere.

18.	SEVERANCE

Any provision of this Agreement prohibited by or rendered unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this agreement. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

19.	MISCELLANEOUS

19.1	This Agreement shall be binding on and ensure for the benefit of the successors or assigns of the parties respectively.

19.2	No announcement or circular in connection with this Agreement or any matter arising therefrom shall be made or issued by or on behalf of any of the parties hereto without the prior written approval of the other party, such approval not to be unreasonably withheld or delayed. The restrictions in this Clause shall not apply to any statement which is required to be made by law or in accordance with the rules of the Stock Exchange or any competent regulatory authority.

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19.3	Nothing in this Agreement shall create or be deemed to create a partnership or the relationship of principal and agent or employer and employee between any of the parties and no party shall be responsible for the acts or omissions of the employees or representatives of the other party.

19.4	This Agreement together with any documents referred to herein or therein constitute the whole Agreement between the parties hereto and no variation thereof shall be effective unless made in writing signed by all parties hereto or their duly authorized representatives.

19.5	This Agreement may be executed in one or more counterparts each of which shall be binding on each party by whom or on whose behalf it is so executed, but which together shall constitute a single instrument. For the avoidance of doubt, this Agreement shall not be binding on any party hereto unless and until it shall have been executed by or on behalf of all persons expressed to be party hereto.

19.6	The failure of the Lender at any time or times to require performance by the Borrower of any provision of this Agreement shall in no way affect the right of the Lender to require performance of that or any other provision and any waiver by the Lender of any breach of a provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any other right under this Agreement.

19.7	All payments to be made under this Agreement shall be paid without set off or counterclaim or any restriction and condition and free and clear of any taxation or any deductions or withholdings of any nature. If any deduction or withholding (on account of taxation or otherwise) is required by law to be made, the payer shall pay such additional amount as may be necessary to ensure that the payee receives the full amount due as if no deduction or withholding had been made.

19.8	Time shall be of the essence of this Agreement.

19.9	The Borrower hereby acknowledges its understanding of the contents of this Agreement and that the Borrower has been advised by the Lender to take independent legal advice in connection with the terms hereunder, the Facility and the transactions contemplated under this Agreement and the Security Document before signing of this Agreement and any Security Document to which it is a party.

20.	NOTICES

20.1

Any notice, claim or demand requiring to be served under or in connection with this Agreement shall be in writing and signed by or on behalf of the party giving it. The notice, claim or demand shall be sufficiently given or served if delivered to the address and attention of the relevant party set out in Clause 20.02 below, or as otherwise notified from time to time hereunder with specific reference to this Agreement. Any such notice, claim or demand shall be delivered by hand or facsimile transmission or email or

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sent by pre-paid first class post and if delivered by hand or sent by facsimile transmission or email shall conclusively be deemed to have been given or served at the time of dispatch or twenty-four (24) hours after in the case of international service, and if sent by post shall conclusively be deemed to have been received seven (7) days from the time of posting. All notices under this Agreement shall be in the English language.

20.2	The addresses of the parties for the purpose of Clause 20.01 are as follows:

The Borrower:

Alan Dennis Shortall

xxxxxxxxx xxxx

xxxxxxxxxxx xxxxx

For the attention of

Alan Shortall

Phone No: x xxx xxxxxxx

Email: xxxxxxxxxxxxx xxxxx xxx

The Lender:

ICG Venture Limited

Room 2003, 20th Floor, Fairmont House, 8 Cotton Tree Drive, Central, Hong Kong

For the attention of

Mr. Issac Lee

Fax No: +852 2817 9266

Email:loans@icgventures.com

20.3	Any party may change the address (or other details) to which notices can be sent by giving written notice of such change of address (or details) to the other party with specific reference to this Agreement and in the manner herein provided for giving notice.

21.	GOVERNING LAW

21.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

21.2	The parties shall firstly try to settle through mediation on any claim or dispute arising out of or in connection with the existence, validity, interpretation, performance or termination of this Agreement. Mediation shall be conducted in accordance with the mediation rules of the Law Society of Hong Kong (the “Law Society”) in force at this time. Either party may initiate mediation by delivering a written request for mediation to the other party with copies to the Law Society. There shall be one mediator who shall be an Accredited General Mediator of the Law Society. The language to be used in the mediation shall be either in English. The place of mediation shall be in Hong Kong.

21.3	Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the courts of Hong Kong in relation to any claim or dispute, and irrevocably waives any objection which it may now or hereafter have to the courts of Hong Kong being nominated as the forum to hear and determine any such claim or dispute and agrees not to claim that any such court is not a convenient or appropriate forum.

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21.4	The Borrower irrevocably and unconditionally waives any immunity to which it or its property may at any time be or become entitled, whether characterized as sovereign immunity or otherwise, from any set-off or legal action in Hong Kong or elsewhere, including immunity from service of process, immunity from jurisdiction of any court or tribunal, and immunity of any of its property from attachment prior to judgment or from execution of a judgment.

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IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed on the date first written above.

SIGNED by Alan D. Shortall For and on behalf of the Borrower In the presence of:	) ) )

SIGNED by Issac Lee For and on behalf of the Lender In the presence of:	) ) )

Witness to the Borrower’s signature

In the presence of Deborah Milbourne (witness), who gives his/her signature below solely in the capacity of witness to the signing of this Agreement (and initializing of the pages thereof) by the above named borrower, Alan D. Shortall (Passport No. XXXXXXXX), and no other capacity or representations with regard to this Agreement or any other matter is express or implied by the signature of the above named witness.

Signature of Witness:

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SCHEDULE 1

FORM OF NOTICE OF DRAWING

From: Alan D. Shortall

Date:

To: ICG Venture Limited

Dear Sirs,

US$                                 loan facilty;

Loan Agreement Dated:

1.	We refer to the above Loan Agreement, and hereby give notice that we wish to draw an Advance under the Facility on (the “proposed Drawdown Date”) in the amount of US$ .

2.	The proceeds of the Advance should be release in accordance with the following:

Multi-currency Bank Account number:

Bank Name:

Address:

Swift Code:

3.	The particulars of the Collateral Shares to be deposited to the Lender/Custodian pursuant to the terms of the Loan Agreement and the Share Mortgage for the purpose of the Advance are as follows:

Issuer:

Number of Shares:

Collateral Receipt Date:

4.	We confirm that:

(a)	the representations and warranties set out in Clause 12.01 of the Loan Agreement, repeated with reference to the facts and circumstances subsisting at the date of this notice remain true and correct; and

(b)	no Event of Default or prospective Event of Default has occurred which remains unwaived, unremied or would result from the making of the Advance.

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5.	We understand that upon receipt of the Notice of Drawing, you may (but are not obliged to) issue the Loan Facility Letter in accordance with Clause 5 of the Loan Agreement.

Terms defined in the Loan Agreement have the same meanings when used in this notice.

Authorized Signatory Mr. Alan D. Shortall

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